Exhibit 10.6

SECOND AMENDMENT TO OFFICE BUILDING LEASE

THIS SECOND AMENDMENT TO OFFICE BUILDING LEASE (“Amendment”) is made as of this 20th day of May, 2020, by and between CIP 2014 SG ALISO OWNER LLC, a Delaware limited liability company (“Landlord”), and GLAUKOS CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.        Landlord and Tenant entered into that certain Office Building Lease dated
November 14, 2018 (the “Original Lease”) as amended by that certain First Amendment to Office Building Lease dated December 12, 2018 (the “First Amendment”), pertaining to certain real property commonly known as 26600, 26650 and 26700 Aliso Viejo Parkway, Aliso Viejo, California, containing approximately 159,746 rentable square feet (the “Premises”).

B.        Tenant is the owner of the unimproved property located adjacent to the Premises, more particularly described in Exhibit A, attached hereto and made a part hereof (“Lot 2”).

C.        There is presently a parking area located between the 26600 Building and the 26650 Building approximately located in the area shown on the plan attached hereto as Exhibit B, attached hereto and made a part hereof (the “Park Area”). Tenant has requested Landlord’s consent to convert the Park Area from use as a parking area to a park area and, as a condition to Landlord’s consent, Landlord requires that Tenant relocate to Lot 2 any parking spaces which would be removed from the Park Area to create the park.

D.        Landlord and Tenant desire to amend the Lease to, among other things, address issues related to certain proposed exterior improvements at the Premises and to provide for the relocation of parking spaces to Lot 2.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.         Exterior Improvements.  Tenant intends to perform the following improvements to the exterior areas of the Premises:

a.          Refine and supplement the landscape areas around the perimeter of each Building;

b.          Refine and supplement the landscaped areas around the signage elements located on each side of the main entrance to the Premises; and

c.          Construct a park area, including amenities for use by Tenant’s employees, in the Park Area;

which proposed improvements are collectively referred to herein as the “Exterior Enhancements”. Pursuant to Section 14(a) of the Original Lease, Tenant must obtain Landlord’s approval of Tenant’s plans and specifications as well as Tenant’s proposed contractor prior to commencing construction of the Exterior Enhancements, which approvals will not be unreasonably withheld. In addition, before any construction begins, Tenant must obtain approval of the plans for the Exterior Enhancements from the City and provide Landlord with a copy of such approval (the “City Approval”). If Tenant elects to proceed with the Exterior Enhancements, (i) Tenant shall construct the Exterior Enhancements in compliance with all applicable provisions of the Lease; and (ii) subject to force majeure delays (which shall include, without limitation, delays in obtaining any governmental approvals in addition to the initial City Approval and delays due to the events described in Section 34 of the Lease), Tenant shall use commercially reasonable efforts to construct the Exterior Enhancements within 365 days after Tenant commences construction of the same.

2.         Landlord’s Approval of Plans.  Tenant has provided Landlord with a copy of those plans for the Exterior Enhancements prepared by LPA titled 19_1115 Site Materials and Planting Imagery dated November 15, 2019, 01-TS-TS dated October 30, 2019, 02-PLAN-PLAN dated October 30, 2019, 03-DET-DET dated October 30, 2019, 19_1115 Glaukos 100% Civil DD dated November 15, 2019, 19_1115 Glaukos 100% Landscape DD, dated November 15, 2019, A2.01 dated November 5, 2019, and A2.02 dated November 05, 2019,  and generally described in the PARK AREA SITE PLAN hereto attached in Exhibit B (the “Plans”). Landlord hereby approves the Plans. If Tenant makes any substantial changes to the Plans or if the City requires Tenant to make any substantial changes to the Plans, Tenant must obtain Landlord’s prior written approval of such changes, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord’s approval is conditioned on Tenant obtaining the City Approval and on the construction of the parking spaces as provided in Section 3 below. If the City does not approve the Plans, Landlord’s approval will be deemed revoked.

3.         Parking.  To compensate for the loss of parking spaces at the Premises due to the construction of the park area and Tenant’s construction of the other Tenant’s Improvements (“Tenant’s Construction”), Tenant agrees to relocate from the Premises to Lot 2 any parking spaces that would be removed due to Tenant’s Construction which can be used by Office Property Parties (as defined in that certain Access and Parking Easement Agreement dated as of November 3, 2017, as amended (the “Access and Parking Easement Agreement”).   Tenant shall obtain any necessary permits for the relocation of the parking spaces and shall pave no fewer than one hundred ten (110) of the parking spaces (the “Paved Parking Spaces”); provided any existing parking spaces on Lot 2 that are paved shall be counted towards the Paved Parking Spaces.  Tenant shall complete the paving of the Paved Parking Spaces on Lot 2 no later than the completion of Tenant’s Construction.  Concurrently with the completion of Tenant’s Construction, Landlord and Tenant shall execute and cause to be recorded in the Official Records of Orange County, California, an amendment to the Access and Parking Easement Agreement substantially in the form attached hereto as Exhibit “C” which specified the number of relocated parking spaces.

4.         Additional Tenant Work:  In connection with the issuance of permits required to complete Tenant’s Improvements, the City of Aliso Viejo is requiring that (i) all of the existing hand railings be modified, or reconstructed in a manner to meet current ADA requirements the “Handrail Work”) and (ii) the fire lane behind the 26700 Building be expanded and restored in order to comply with applicable fire, life, and safety codes (the “Fire Lane Work”) and, separately, Tenant is replacing two (2) existing 75-ton packaged A/C units on the roof of the 26650 building with two (2) new 75-ton A/C units which match the prior A/C units’ capabilities (the “HVAC Work”, and, together with the Handrail Work and the Fire Lane Work, the “Additional Tenant Work”).  Notwithstanding the allocation of responsibilities with respect to the Additional Tenant Work otherwise set forth in the Lease (including, without limitation, Landlord’s Code Compliance Obligations) and conditioned upon the payment by Landlord of the Additional Tenant Work Credit in accordance with this Section 4, (i) Tenant hereby assumes the obligation to complete the Handrail Work and the Fire Lane Work and (ii) Landlord’s Warranty Obligations with respect to the HVAC systems are of no further force and effect.   In exchange for the foregoing agreement, Landlord shall provide Tenant with a credit in the amount of One Million and 00/100 Dollars ($1,000,000) (the “Additional Tenant Work Credit”).  Subject to payment by Landlord of the Additional Tenant Work Credit in accordance with this Section 4, the Additional Tenant Work shall be part of the Tenant Improvements and Tenant shall complete or cause to be completed the HVAC Work and Handrail Work prior to taking occupancy of the Premises, and the Fire Lane Work no later than by December 31, 2021, and in accordance with the terms of the Lease (including, without limitation, applicable terms of Exhibit “B” to the Lease).  If Tenant has not completed (i) the HVAC Work prior to Tenant taking occupancy of 26650 Aliso Viejo Parkway, Aliso Viejo, CA (“Building 2”) but in no event later than May 1, 2021, or (ii) the Handrail Work in any one building prior to Tenant taking occupancy of the respective building, but in no event later than December 31, 2021, or (iii) the Fire Lane Work by December 31, 2021, then in that event Landlord shall have the explicit right to immediately draw on the Letter of Credit which comprises the Security Deposit under the Lease in an amount equal to One Million and 00/100 Dollars ($1,000,000) (the “Letter of Credit Draw”), which amount Landlord shall retain until such time as Tenant has performed all of its obligations under this Section 4. If Tenant fails to complete any or all of the Additional Tenant Work on or before the dates set forth in this Section 4, then beginning on January 1, 2022, Landlord shall have the right, but not the obligation, to complete the Tenant Additional Work, in which event Landlord shall retain the entire amount of the Letter of Credit Draw and Tenant shall immediately and without further notice increase the amount of the Letter of Credit to the Letter of Credit Amount.

Landlord shall fund the Additional Tenant Work Credit to Tenant upon the effective date on which IRA Companies LLC, a Delaware limited liability company, or its designee (the “Buyer”), acquires the Project in accordance with the terms of that certain Purchase and Sale Agreement dated February 3, 2020, as amended.

This Section 4 shall be effective as of the date on which IRA Companies LLC, a Delaware limited liability company, or its affiliate (the “Buyer”), acquires the Project in accordance with the terms of that certain Purchase and Sale Agreement dated February 3, 2020, as amended.  In the event the Buyer does not acquire the Project in accordance with the aforesaid agreement, then this Section 4 shall be null and void.

5.         Condition of Premises.  Subject to the effectiveness of Section 4 above, Tenant agrees and acknowledges that: (a) it has accepted possession of the Premises in its “as is” condition, (b) all of Landlord’s Work has been completed, and (c) as of the date of this Amendment, the Premises and all component parts thereof are in the condition required under the Lease.

6.         Additional Amendments.  The Lease is further amended and modified as follows:

(a)        The following is hereby added as Section 8(c) to the Lease:

“(c)  Tenant hereby agrees and acknowledges that it accepts possession of the Premises subject to the terms, provisions and conditions of (i) that certain Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for Pacific Park Town Center dated December 22, 1993 which Declaration was recorded in the office of the Orange County, California Recorder on December 23, 1993 as Document No. 93-0894675 (as amended from time to time, the “Declaration”), and (b) all other recorded declarations, covenants, easements, restrictive agreements and other documents and instruments encumbering or restricting the use and operation of the Premises (collectively, the “CCRs”). Tenant agrees to perform each and every one of the covenants and other requirements set forth in the Declaration and the CCRs which are applicable to Tenant’s use and possession of the Premises failing which Tenant agrees that Landlord shall have the right to enter into and upon the Premises for the purpose of performing and complying with all of such obligations, all at the sole cost and expense of Tenant.”

(b)        Section 33 of the Lease is amended by deleting the last grammatical sentence of such section.

7.        Full Force and Effect. Except as expressly modified hereby, the Lease shall remain unchanged and in full force and effect.  All references herein and in the Lease to the “Lease” shall mean, unless the context clearly indicates to the contrary, the Lease as amended by this Amendment.  Defined terms used herein shall have the meaning set forth in the Lease, unless a contrary meaning is contained in this Amendment.

8.        No Oral Agreements. The Lease and this Amendment contain all of the agreements of the parties with respect to the matters set forth herein, except for those terms and conditions incorporated herein by reference.  There are no oral agreements or understandings between the parties hereto affecting the Lease or this Amendment.  Neither the Lease nor this Amendment can be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement or any waiver, change, modification or discharge is sought.

9.         Successors and Assigns.  This Lease, as amended hereby, shall apply to and bind Landlord and Tenant and their respective successors and assigns.

10.       Counterparts; Facsimile/Electronic Mail.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message or executed using electronic means (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version of this Amendment, delivered in person.  No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

LANDLORD:	CIP 2014 SG ALISO OWNER LLC,
a Delaware limited liability company

	By:	Stillwater Investment Group, LLC, a California limited liability company its Authorized Signatory

		By:	/s/ John Drachman
		Name:	John Drachman
		Title:	President

TENANT:	GLAUKOS CORPORATION, a Delaware corporation

	By:	/s/ Robert Davis
	Name:	Robert Davis
	Title:	General Counsel